NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Signs Agreement to Sell Batesville Generating Facility

Minneapolis; May 06, 2004 —NRG Energy, Inc. (NYSE: NRG) has reached an agreement to sell its 100 percent interest in an 837 megawatt generating plant in Batesville, Mississippi to Complete Energy Partners, LLC. NRG will realize cash proceeds of $26.5 million, subject to certain purchase price adjustments and transaction costs, and Complete Energy Partners will assume approximately $304 million of outstanding project debt.

In addition, the transaction will result in the elimination of approximately $292 million in consolidated debt from NRG’s March 31, 2004 balance sheet. This amount reflects a valuation adjustment that was recorded against the level of assumed debt as a result of Fresh Start accounting that NRG adopted on December 5, 2003. The transaction is expected to close during the third quarter of 2004 subject to certain conditions precedent, including receipt of regulatory approvals.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the successful consummation of the sale, which is dependent in part on the meeting of certain closing conditions and the timing of the closing. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that all closing conditions are not met or take longer than anticipated to be met.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contacts:
Investor Inquiries
Katy Sullivan, 612.373.8875

Media Inquiries
Lesa Bader, 612.373.6992